UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Markel Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

To the Shareholders of Markel Corporation:

Notice is hereby given that the 2013 Annual Meeting of Shareholders of Markel Corporation (the “Company”) will be held at Richmond CenterStage, 600 East Grace Street, Richmond, Virginia, on Monday, May 13, 2013, starting at 4:30 p.m.

The purposes for which the meeting is being held are:

1. To elect the members of the Board of Directors to serve until the next annual meeting of shareholders;

2. To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2013; and

3. To transact such other business as may properly come before the meeting.

This year, we are again taking advantage of the Securities and Exchange Commission rule allowing shareholders to receive proxy materials over the Internet. We have mailed to most beneficial owners of our shares a notice of availability of proxy materials. Registered owners of our shares, owners of our shares through Company benefit plans and other shareholders who have requested paper copies of materials are receiving a copy of proxy materials by mail. In any case, it is important that your shares be represented and voted. Whether or not you expect to attend the meeting in person, you are requested to promptly vote and submit your proxy by phone, via the Internet, or, if you have received a printed copy of these proxy materials by mail, by signing, dating, and returning your proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2012 is being mailed with this Notice and the Proxy Statement to shareholders receiving paper copies.

You are cordially invited to attend the meeting. Directions to attend the meeting may be obtained by writing Bruce Kay, Investor Relations, at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060, or by calling (800) 446-6671.

By Order of the Board of Directors

D. Michael Jones

Secretary

March 22, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2013

The Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders and the Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at www.markelcorp.com/proxymaterials.

4521 Highwoods Parkway

Glen Allen, Virginia 23060

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2013

The accompanying proxy is solicited by the Board of Directors of Markel Corporation for use at the Annual Meeting of Shareholders of the Company to be held May 13, 2013, or any adjournments of the meeting, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. A Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”), containing instructions on how to access this Proxy Statement and our Annual Report online, was mailed to some of the Company’s shareholders on or about March 22, 2013. On that date, we also began mailing a full set of proxy materials to other shareholders, including those shareholders who had previously requested paper copies of our proxy materials.

If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the Annual Report to Shareholders. Instead, the E-Proxy Notice instructs you how you may access and review all of the important information contained in the proxy materials, including the Company’s Annual Report to Shareholders. The E-Proxy Notice also instructs you how you may submit your proxy. If you would like to receive a printed copy of our proxy materials, including our Annual Report to Shareholders, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Record Date

The Board of Directors has fixed the close of business on March 7, 2013, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments. Each holder of record of the Company’s Common Stock, no par value (the “Common Stock”), on the record date will be entitled to one vote for each share registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 9,630,095 shares of Common Stock were outstanding and entitled to vote at the meeting. A majority of the outstanding shares on the record date constitutes a quorum for the meeting. Abstentions and broker non-votes are counted in determining a quorum.

Solicitation

If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or personal interview by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company may retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

Proxies

The shares represented by all properly executed proxies received by the Secretary of the Company will be voted as set forth in the proxy. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.

Votes Required

Directors will be elected by a majority of the votes cast, unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. If there are more persons properly nominated for election than the number of available Board positions, then the nominees receiving the most votes will be elected for the available positions. All of the other items on the agenda require the majority of the votes cast in order to be approved. Broker discretionary voting is permitted only for the proposed ratification of the selection of the Company’s independent public registered accounting firm. Broker non-votes or abstentions will not be counted as a vote in favor or against any of the items presented.

ELECTION OF DIRECTORS

Nominees

Members of the Board of Directors will be elected at the meeting to serve until the next annual meeting of shareholders and the election and qualification of their successors. The Board of Directors currently consists of ten members. It will be expanded to twelve members upon closing of the merger of Alterra Capital Holdings Limited (“Alterra”) with the Company’s subsidiary Commonwealth Merger Subsidiary Limited (the “Alterra Merger”). The Company currently expects the Alterra Merger to be completed before the Annual Meeting takes place, although the transaction remains subject to regulatory approvals, and there are no assurances they will have been obtained by that time. In accordance with the terms of the merger agreement with Alterra, the Board of Directors has elected Messrs. K. Bruce Connell and Michael O’Reilly as directors, and is nominating them for election by the shareholders, both contingent upon completion of the Alterra Merger.

All of the Company’s current directors were elected by the shareholders at the 2012 Annual Meeting. All Board members attended the 2012 Annual Meeting, and all are expected to attend the 2013 Annual Meeting, absent unusual circumstances. Messrs. Connell and O’Reilly did not attend the 2012 Annual Meeting, but if elected to the Board of Directors before May 13, 2013, they are expected to attend the 2013 Annual Meeting, absent unusual circumstances.

Each of the nominees has consented to being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the following table.

The Board of Directors recommends a vote FOR the election of the first ten nominees named below, and FOR the two additional nominees at the end of the list, if the Alterra Merger has been completed before the Annual Meeting. It is expected that each of the nominees will be able to serve, but if any nominee is unable to serve for any reason (which is not now anticipated), the Board of Directors will name a substitute nominee, and the proxies will vote for that person.

The Board of Directors believes that each nominee possesses integrity; leadership and policy making experience; the communication and interpersonal skills necessary to function effectively as a member of a decision-making body; and the ability to act in the best interests of the shareholders in order to serve the Company. In addition, the nominees collectively bring to the Board a combination of business and financial expertise, government or community service, and diversity of experience and of background to equip the Board to deal with the range of issues it must address.

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since

ALAN I. KIRSHNER, 77

Chairman of the Board of Directors and Chief Executive Officer since September 1986. Mr. Kirshner has been with the Company since 1960 and has been its Chairman of the Board and Chief Executive Officer since it became a public company in 1986. Mr. Kirshner, Anthony Markel and Steven Markel have functioned collectively as the senior leadership team over that period as the Company has grown from approximately $60 million in total assets to over $12.5 billion. Mr. Kirshner brings to the Board extensive executive management experience and in-depth knowledge of the Company and its operations.

1978

ANTHONY F. MARKEL, 71

Vice Chairman since May 2008; President and Chief Operating Officer March 1992-April 2008. Director, Hilb, Rogal & Hobbs Company, 1998-2008. Mr. Markel has been employed by the Company since 1964 and has been a member of its senior leadership team since it went public, with a focus on operations. He has held numerous leadership positions in the insurance industry (most recently as a member of the Board of Governors of the Property Casualty Insurance Association of America from 2002 to 2009) and has served as a director of Hilb, Rogal & Hobbs Company, another public company involved in the insurance business, before its acquisition by Willis Group Holdings PLC. Mr. Markel provides an exceptional breadth of industry-relevant experience to the Board and its deliberations.

1978

STEVEN A. MARKEL, 64

Vice Chairman since March 1992. Director, Union First Market Bankshares Corporation; Director, S&K Famous Brands, Inc., 1996-2009. Mr. Markel has been employed by the Company since 1975 and has been a member of its senior leadership team since it went public, with a focus on finance and investments. He has also served as a director of other public companies (Union First Market Bankshares Corporation and S&K Famous Brands). Mr. Markel’s knowledge of the Company’s financial operations and of the investment environment in which the Company operates contributes to the Board’s oversight and understanding of the Company’s financial position.

1978

J. ALFRED BROADDUS, JR., 73

Private Investor; President, Federal Reserve Bank of Richmond, 1993-2004. Director, Owens & Minor, Inc. and T. Rowe Price Group Inc. Director, Albemarle Corporation 2004-2012. Mr. Broaddus has a Ph.D. in economics and was with the Federal Reserve Bank for over 34 years, including over a decade of service as President of the Federal Reserve Bank of Richmond. Since his retirement, he has served as a director of three other public companies. His insights on the economy are useful to the Board in its oversight of the Company’s investment portfolio, and his work at other companies provides additional experience and perspective on corporate governance matters.

2004

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since

DOUGLAS C. EBY, 53

Private Investor; Chairman and Chief Executive Officer, Realty Finance Corporation, May 2010-June 2011; Chairman and Chief Executive Officer, TimePartners LLC, an investment advisory firm, November 2006-March 2009; President, Torray LLC, an independent money management firm, 1992-October 2007. Director, Realty Finance Corporation, 2005-2011 and Director, Level 3 Communications, Inc., 2007-2011. Mr. Eby has over 20 years of experience in the securities business, with a focus on investment management and investment advisory services. His experience provides useful perspectives for the Board in its oversight of investment strategy and industry knowledge to assist the Board in comparing the Company’s investment approach and management practices to those of other companies in the financial services industry.

2001

STEWART M. KASEN, 73

Retired; President and Chief Executive Officer, S&K Famous Brands, Inc., a clothing retailer headquartered in Richmond, Virginia, April 2002-May 2007. Director, Gordmans Stores, Inc. and Retail Holdings NV. In February 2009, almost two years after Mr. Kasen’s retirement, S&K Famous Brands, Inc. filed a petition for voluntary relief under Chapter 11 of the U.S. Bankruptcy Code. Director, Lenox Group, Inc., 2000-2009 (Chairman of the Board, 2007-2009); Director, K2, Inc., 1997-2006. In November 2008, Lenox Group, Inc. filed a petition for voluntary relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Kasen has over 40 years of experience in retailing, having served as chief executive officer of four retail companies before his retirement in 2007. He has been a member of the Board since the Company initially went public and has participated in the oversight of the growth of the Company’s operations during that period. He has both long experience with the Company and an extensive management and retailing background to assist in overseeing the Company’s operations and strategy.

1987

LEMUEL E. LEWIS, 66

Retired; Executive Vice President and Chief Financial Officer, Landmark Communications, Inc., a privately held media company, January 2000-July 2006. Director, Owens & Minor, Inc. and Dollar Tree Stores, Inc. Mr. Lewis’ business career was primarily spent in the media business, where he had both operational and financial responsibilities and he brings insights from both areas of experience to Board deliberations. He has also served as chairman of the board and a member of the audit committee of the Federal Reserve Bank of Richmond and as a director of two other public companies.

2007

DARRELL D. MARTIN, 64 Retired; Executive Vice President May 2005-September 2009; Chief Financial Officer 1988-2005; Director, 1991-2004. Mr. Martin is a former partner at KPMG, in addition to his long service as the Company’s Chief Financial Officer and as a Director. He acted in an advisory and consulting role for the Company after he stepped down as Chief Financial Officer, and now serves solely as a Board member. He brings financial and accounting expertise to the Board, in addition to his in-depth knowledge of the Company’s operations.	2009

JAY M. WEINBERG, 80

Retired Chairman Emeritus, Hirschler Fleischer, a professional corporation, attorneys-at-law; member of firm 1959-2009. Director, First Capital Bancorp, Inc., 1998-2010. Before his retirement in December 2009, Mr. Weinberg practiced law for over 50 years and, as president of his law firm for fifteen years, actively supervised the business and financial management of the firm. He has served on the audit committees of other public and private companies. His background as a lawyer, manager and business advisor provides extensive experience from which to draw as a member of the Board.

2003

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since
DEBORA J. WILSON, 55 Retired; President and Chief Executive Officer of The Weather Channel June 2004-March 2009. Director, ARRIS Group, Inc. and InterNap Network Services Corporation. Ms. Wilson has 30 years of business experience, most recently as chief executive officer of The Weather Channel, which she helped build into a well-known and successful multi-media company. In addition to her management background, she has extensive marketing experience which provides a useful perspective as the Board evaluates the Company’s growth plans and strategies.	2009

K. BRUCE CONNELL, 60

Retired; Executive Vice President and Group Underwriting Officer of XL Capital Ltd., Chief Executive Officer of XL Financial Products and Services Ltd., Executive Vice President and Chief Underwriting Officer of XL Re Ltd. (Bermuda) and Chief Underwriting Officer of XL Europe Ltd., 1990-2002. Director, Alterra Capital Holdings Limited and predecessors since 2007. From 1974 to 1990, Mr. Connell served in various underwriting positions at Royal Assurance Zurich, General Re Corporation and Trenwick Group, Ltd. Mr. Connell is an experienced insurance and reinsurance executive with over 30 years of experience in the industry. During this time, he held positions ranging from underwriter to chief executive officer. The Company expects him to contribute his experience with complex and innovative industry issues as well as his insight into the recently acquired Alterra operations to the Board of Directors. Mr. Connell’s nomination is contingent on completion of the Alterra Merger.

2013

MICHAEL O’REILLY, 68

Retired; Chairman of the Board of Alterra Capital Holdings Limited since May 2010. Mr. O’Reilly served as the Chairman of the Board of Harbor Point Limited, a predecessor of Alterra, from March 2010 until May 2010 and was its Deputy Chairman from December 2005 to March 2010. From December 2002 to December 2008, he was Vice Chairman of The Chubb Corporation and from October 2002 to November 2008, he was its Chief Financial Officer, having held various positions in the investment department of that company from 1969 until he assumed the position of Chief Investment Officer in 1986. With his experience, including serving as Vice Chairman and Chief Financial Officer of Chubb, one of the largest property and casualty insurance companies in the world, the Company expects him to be a significant contribution to the Board of Directors. Mr. O’Reilly’s nomination is contingent on the completion of the Alterra Merger.

2013

Family Relationships

Anthony F. Markel and Steven A. Markel are first cousins.

Section 16(a) Beneficial Ownership Reporting Compliance

Due to inadvertent oversight, two reports under Section 16(a) of the Securities Exchange Act of 1934 were not filed on a timely basis—each reflecting the maturation of a grantor retained annuity trust, one effecting the disposition of 1,332 shares of Common Stock on August 14, 2012 and the other effecting the disposition of 702 shares of Common Stock on September 5, 2012. Both dispositions were reported on behalf of Anthony F. Markel, a director, on a Form 4 dated January 9, 2013.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

KPMG LLP has been selected by the Audit Committee of the Board of Directors as the independent registered public accountants of the Company for the current fiscal year, subject to ratification by the shareholders. Representatives of KPMG LLP are expected to be present at the 2013 Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders. If the shareholders do not ratify the selection of KPMG LLP, the selection of another firm will be considered by the Audit Committee.

The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accountants for the current fiscal year.

Total Payments

Total payments by the Company to KPMG LLP for 2012 and 2011 were $4,442,951 and $4,272,195, respectively. Further details are set forth below.

Audit Fees

The aggregate fees billed to the Company by KPMG LLP for audit services for 2012 and 2011 were $3,380,365 and $3,450,776, respectively.

Audit-Related Fees

The aggregate fees billed to the Company by KPMG LLP for audit-related services for 2012 and 2011 and not otherwise reported in the preceding paragraph, primarily for employee benefit plan and subsidiary audits, were $677,146 and $308,370, respectively.

Tax Fees

The aggregate fees billed to the Company by KPMG LLP for tax services for 2012 and 2011 were $273,038 and $284,029, respectively, primarily for tax planning.

All Other Fees

The aggregate fees billed to the Company by KPMG LLP for all other services for 2012 and 2011, primarily for due diligence services and actuarial certifications and services, were $112,402 and $229,020, respectively.

Pre-approval of Services

The Audit Committee pre-approves all audit services and permitted non-audit services to be performed by KPMG LLP. The Audit Committee has delegated authority for pre-approval between meetings to one or more of its members, provided any decision to grant pre-approval is presented to the full committee at its next scheduled meeting.

PRINCIPAL SHAREHOLDERS

The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of February 15, 2013, except as otherwise noted, by: (i) each director or nominee; (ii) each executive officer named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock; and (iv) all directors and executive officers of the Company as a group (17 persons). For purposes of this table, “beneficial ownership” includes, as required by applicable regulations, shares over which a person has, or shares, voting or investment power. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Name	Direct Ownership[a]	Other Ownership		Total Beneficial Ownership	Percent	Restricted Stock Units[b]
Alan I. Kirshner	25,297	264	[c]	25,561	*	—
Anthony F. Markel	74,175	42,584	[d]	116,759	1.21%	—
Steven A. Markel	120,323	183,788	[e]	304,111	3.16%	—
F. Michael Crowley	2,473	—		2,473	*	5,581
Thomas S. Gayner	24,392	2,447	[f]	26,839	*	9,655	[g]
Richard R. Whitt, III	6,680	—		6,680	*	3,295
Anne G. Waleski	2,351	—		2,351	*	1,532
J. Alfred Broaddus, Jr.	1,542	—		1,542	*
Douglas C. Eby	560	—		560	*
Stewart M. Kasen	3,301	3,028	[c]	6,329	*
Lemuel E. Lewis	3,099	—		3,099	*
Darrell D. Martin	14,308	9,210	[h]	23,518	*
Jay M. Weinberg	3,845	—		3,845	*
Debora J. Wilson	2,341	—		2,341	*
K. Bruce Connell[i]	—	—		—
Michael O’Reilly[i]	—	—		—
All directors and executive officers as a group	304,846	242,023	[j]	546,869	5.68%	28,059
Sprucegrove Investment Management Ltd. Craig Merrigan 181 University Avenue, Suite 1300, Toronto, Ontario, Canada M5H 3M7[k]	370,261	209,397		579,658	6.02%
Baillie Gifford & Co. (Scottish Partnership) Calton Square, 1 Greenside Row, Edinburgh EH1 3AN Scotland, UKl	566,931	—		566,931	5.89%
Eaton Vance Management, 2 International Place, Boston, MA 02110[m]	501,394	—		501,394	5.21%

*	Less than 1% of class.
[a]

Includes the following shares subject to pledges: (i) 24,470 shares that are pledged by Mr. Kirshner as collateral for loans; (ii) 74,175 shares pledged by Anthony F. Markel as collateral for loans; (iii) 87,000 shares pledged by Steven A. Markel as collateral for loans; (iv) 17,872 shares held by Mr. Gayner in a brokerage margin account with respect to which there are currently no outstanding loans; (v) 1,326 shares held by Mr. Whitt in a brokerage margin account with respect to which there are currently no outstanding loans, and 3,230 shares pledged by Mr. Whitt as collateral for loans; and (vi) 197 shares held by Mr. Eby in a brokerage margin account with respect to which there are currently no outstanding loans.

[b]

Restricted Stock Units represent the right to receive unrestricted shares of Common Stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power. Restricted Stock Units that will not vest within 60 days of the date of the table are not considered beneficially owned for purposes of the table and are therefore not included in the Total Beneficial Ownership column because the holders are not entitled to voting rights or investment control until the restrictions lapse.
[c]	Owned by spouse as to which beneficial ownership is disclaimed.
[d]

Includes 21,914 shares held in Grantor Retained Annuity Trusts for which Anthony F. Markel is trustee and partial beneficiary; 2,443 shares held in trusts for his children for which Mr. Markel is trustee and partial beneficiary; and 6,220 shares held as trustee for the benefit of Mr. Markel and his children. Mr. Markel disclaims beneficial ownership of these shares except with respect to his interests in the trusts. Includes 8,177 shares held as trustee for the benefit of Mr. Markel’s children as to which he disclaims beneficial ownership. Includes 3,830 shares held as trustee in a charitable lead unitrust for the partial benefit of his children, as to which he also disclaims beneficial ownership.

[e]

Includes 44,342 shares held in Grantor Retained Annuity Trusts for which Steven A. Markel is trustee and partial beneficiary and 3,875 shares held as trustee and partial beneficiary of a testamentary trust, as to both of which he disclaims beneficial ownership except with respect to his interest in the trusts. Includes 81,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust, 15,000 shares held as co-trustee for the benefit of Mr. Kirshner’s children, and 23,845 shares held as co-trustee for the benefit of Anthony F. Markel’s children, as to all of which shares Mr. Markel disclaims beneficial ownership. Includes 15,000 shares held by Mr. Markel’s spouse, as to which he disclaims beneficial ownership.

[f]	Includes 447 shares held as trustee for the benefit of, and 2,000 shares held by, Mr. Gayner’s wife as to all of which shares Mr. Gayner disclaims beneficial ownership.
[g]	Of the number shown, 6,360 Restricted Stock Units have vested, but receipt of the shares has been deferred.
[h]

Includes 2,310 shares held in a Grantor Retained Annuity Trust for which Mr. Martin is trustee and partial beneficiary. Mr. Martin disclaims beneficial ownership of these shares except with respect to his interests in the trust. Includes 6,900 shares held by Mr. Martin’s wife, as to which he disclaims beneficial ownership.

[i]

Mr. Connell and Mr. O’Reilly do not own any common stock of the Company. Based on Form 4s dated May 9, 2012, Mr. Connell is the beneficial owner of 28,000 shares of Alterra which includes 4,000 shares of Alterra indirectly owned by his spouse and Mr. O’Reilly is the beneficial owner of 24,000 shares of Alterra.

[j]	Includes 702 shares held by the spouse of an executive officer not named in the table, as to which beneficial ownership is disclaimed.
[k]

Based on a Schedule 13G dated February 12, 2013. Of the total shares, Craig Merrigan has sole voting and sole dispositive power with respect to 1,220 shares, and Sprucegrove Investment Management Ltd. has sole voting power with respect to 369,041 shares, shared or no voting power with respect to 209,397 shares and sole dispositive power with respect to 578,438 shares.

[l]

Based on a Schedule 13G dated February 11, 2013. Of the total shares, Baillie Gifford & Co. (Scottish Partnership) has sole voting power of 472,929 shares and sole dispositive power with respect to 566,931 shares.

[m]	Based on a Schedule 13G dated January 29, 2013. Eaton Vance Management reports that it has sole voting power and sole dispositive power with respect to all 501,394 shares.

Policy on Hedging and Pledging of Company Stock

On February 19, 2013, the Board adopted a policy applicable to the Company’s executive officers and directors prohibiting any future hedging of Company Common Stock through covered call, collar or other derivative transactions.

On the same date, the Board adopted a policy applicable to its executive officers and directors regarding the pledging of Company Common Stock. Effective from that date, the policy prohibits the pledging by any one individual of shares of Company Common Stock in excess of one percent of the Company’s outstanding common shares. In addition, shares of Company Common Stock received as compensation by executive officers and directors may not be pledged. Compliance with these policies will be reviewed by the Compensation Committee on an annual basis. Any shares pledged in violation of this policy will not be considered as “owned” for purposes of the Company’s stock ownership guidelines.

CORPORATE GOVERNANCE

Committees of the Board of Directors; Director Independence

The Board of Directors has adopted Corporate Governance Guidelines and written charters for the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Current copies of the Guidelines and the written charters for each of these committees are available to security holders on the Company’s website, www.markelcorp.com.

The Board of Directors held five meetings and acted once by unanimous written consent in 2012. Each director attended at least 75% of the meetings of the Board and all committees on which he or she served during 2012.

The following table reflects the current membership and the chair of the Audit, Compensation and Nominating/Corporate Governance Committees.

	Audit	Compensation	Nominating/Corporate Governance
J. Alfred Broaddus, Jr.	Member	Member	Chair
Douglas C. Eby		Chair	Member
Stewart M. Kasen	Chair		Member
Lemuel E. Lewis	Member	Member	Member
Darrell D. Martin	Member
Jay M. Weinberg	Member	Member	Member
Debora J. Wilson	Member	Member	Member

The Board has determined that, of the current directors, Messrs. Broaddus, Eby, Kasen, Lewis, Martin and Weinberg and Ms. Wilson are each “independent” of management under applicable New York Stock Exchange (“NYSE”) rules, as are the nominees Messrs. Connell and O’Reilly. Other than Mr. Martin, all directors and nominees are “independent” under categorical standards for determining independence adopted by the Nominating/Corporate Governance Committee. The Board has also determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets applicable NYSE independence standards for service on those committees.

Under the categorical standards adopted by the Nominating/Corporate Governance Committee, a director is considered independent without further Board determination if the director meets NYSE standards, unless:

•

The director or a member of his or her immediate family is or has been an employee of the Company within the past three years. Employment as an interim Chairman or Chief Executive Officer does not disqualify a director from being independent following that employment.

•

The director or a member of his or her immediate family has received, in any 12-month period within the past three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation.

•

The director is a current partner or employee of a firm that is the company’s internal or external auditor; the director has an immediate family member who is a current partner of such a firm; the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

•

The director or a member of his or her immediate family is, or within the past three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serve or served at the same time on that company’s compensation committee.

•

The director is an employee, or a member of his or her immediate family is an executive officer, of a company that made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

•

The director is a director or trustee, or the director or a member of his or her immediate family is an executive officer, of a tax exempt organization which in any single fiscal year receives contributions from the Company in an amount greater than $1,000,000.

•	The director or a member of his or her immediate family receives discounted goods or services from the Company if the value of such discount exceeds $10,000 in any single fiscal year.

For these purposes, “immediate family” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.

Mr. Martin was Chief Financial Officer of the Company from 1988 to 2005 and continued in a part-time advisory and consulting role from 2005 until he was elected to the Board effective October 1, 2009. The Board considered Mr. Martin’s independence in November 2012. At that time, Mr. Martin had not been employed by the Company for over three years. He had not been a Section 16 officer of the Company since 2005. He has a son employed by the Company as a managing director. After consideration of all the relevant factors, including the length of time since Mr. Martin has been employed on a full-time basis and his son’s position with the Company, the Board, on recommendation of the Nominating/Corporate Governance Committee, determined that Mr. Martin was “independent” for purposes of Board and Audit Committee membership.

Board Leadership Structure and Risk Oversight

Mr. Kirshner serves as Chairman of the Board and Chief Executive Officer of the Company, and has held both positions since the Company became a public company in 1986. The Board believes that this leadership structure has served, and continues to serve, the Company well, particularly given the emphasis that Mr. Kirshner has placed on open communication between management and the Board and the open access that independent directors have to other members of management. Over the longer term, the Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer, believing that this issue will be part of the succession planning process in the future.

In May 2011, the Board adopted changes to the Company’s Corporate Governance Guidelines to provide for the designation of a Lead Director by the non-management directors, and Mr. Kasen was appointed as the Lead Director. The Lead Director presides at meetings of the non-management directors and is responsible for communicating to the Chief Executive Officer regarding the meetings.

The Audit Committee and the Board are principally responsible for monitoring risk management by the Company. Management regularly reports to the Audit Committee and the Board on litigation risks, underwriting risks, operating risks, reserving issues, investment risks, reinsurance and catastrophe risk management. Management has also established an enterprise risk management committee which reports on its activities to the Audit Committee or the Board at least annually. In addition, management reviews with the Compensation Committee the design of the Company’s incentive compensation programs to assist in evaluating whether the programs might encourage the taking of excessive or unnecessary risks in order to earn incentive compensation. The Board believes it would follow substantially similar procedures in administering its risk oversight function regardless of its leadership structure.

Executive Sessions

The non-management directors (all of whom are independent) meet in executive session without management at each regularly scheduled Board meeting and at such other times as the non-management directors deem appropriate.

Communications with Directors

Any security holder or other interested party wishing to communicate with the Board of Directors as a whole, the non-management directors or an individual director should write to “Board of Directors,” “Non-Management Directors” or the individual director in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060. Communications from security holders or other interested parties addressed in this fashion will be sent directly to the Board of Directors, the non-management directors or the individual director, as applicable.

Compensation of Non-employee Directors

The following table sets forth compensation for the Company’s current non-employee directors for 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
J. Alfred Broaddus, Jr.	$40,000	$80,183	$5,000	$125,183
Douglas C. Eby	$40,000	$80,183	$2,500	$122,683
Stewart M. Kasen	$55,000	$80,183	$5,000	$140,183
Lemuel E. Lewis	$40,000	$80,183	$9,046	$129,229
Darrell D. Martin	$40,000	$80,183	$5,000	$125,183
Jay M. Weinberg	$40,000	$80,183	$4,046	$124,229
Debora J. Wilson	$40,000	$80,183	$9,046	$129,229

Each non-employee director is paid an annual fee of $40,000 and reimbursement of expenses incurred in connection with attending meetings. The Lead Director, Mr. Kasen, receives an additional annual retainer of $15,000.

Non-employee directors also receive a grant of approximately $80,000 in restricted stock annually, calculated based on the fair market value of the Company’s Common Stock on the grant date. The Company matches up to $5,000 per year in charitable contributions made by each non-employee director. All Other Compensation includes the following amounts representing matching gifts: Mr. Broaddus ($5,000); Mr. Eby ($2,500); Mr. Kasen ($5,000); Mr. Lewis ($5,000); Mr. Martin ($5,000); and Ms. Wilson ($5,000).

Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Employee Stock Purchase and Bonus Plan (the “Stock Purchase Plan”). Participating directors receive Stock Bonus Awards in accordance with the terms of that plan equal to 10% of the net increase in shares purchased under the plan in a calendar year. Each of the following directors received bonus shares under the Stock Purchase Plan during 2012 with the purchase price for the bonus shares as indicated: Mr. Lewis ($4,046); Mr. Weinberg ($4,046); and Ms. Wilson ($4,046).

The Company places a strong emphasis on equity ownership by executive officers and other members of senior management, and in 2012, it extended that philosophy to its Board of Directors by adopting stock ownership guidelines for non-employee directors. The guidelines require non-employee directors to acquire and maintain ownership of Common Stock with a value at least equal to five times the annual cash retainer paid, which would currently be an aggregate of $200,000. All shares acquired under the Stock Purchase Plan count toward ownership requirements along with any restricted stock granted but not vested. Purchased shares are valued at the higher of cost to the director or market. All non-employee directors are expected to reach these minimum levels of ownership within five years of the later of the date of adoption of the guidelines, which was November 15, 2012, or the date of the director’s initial election to the Board.

Audit Committee

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the independent auditors and the performance of the Company’s internal audit function. In addition, the Committee provides an avenue for communication between the internal auditors, the independent auditors, financial management and the Board.

The Board of Directors has determined that all members of the Audit Committee are “audit committee financial experts” as defined by Item 407(d) of Regulation S-K under the Exchange Act. In making this determination, the Board considered, among other things, the experience described under “Election of Directors” above and other relevant experience as summarized below:

Mr. Broaddus-As President of the Federal Reserve Bank of Richmond for eleven years, he had ultimate oversight responsibility for financial and accounting officers preparing financial reports for the bank. A Ph.D. in economics, he spent over 34 years working for the Federal Reserve Bank. He serves or has served on the audit committees of two other publicly traded companies and has supplemented his experience with formal training in accounting issues for corporate directors.

Mr. Kasen-As Chief Executive Officer of several publicly traded companies, he has supervised the chief financial officer and/or other accounting personnel in connection with their preparation of financial statements for the companies. He also has served on the audit committee of other publicly traded companies and has had extensive experience as a private investor in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

Mr. Lewis-He has over 30 years of business experience and served for over six years as Chief Financial Officer of Landmark Communications, Inc., a privately held media company, with responsibility for the preparation of the company’s financial statements. In addition, he serves or has served as chairman of the board of directors and of the audit committee of the Federal Reserve Bank of Richmond and as a member of the audit committee of two other publicly traded companies.

Mr. Martin-As Chief Financial Officer of the Company for 17 years, he was responsible for the preparation of the Company’s financial statements. He is a former partner at KPMG and brings financial and accounting expertise to the Audit Committee as well as having in-depth knowledge of the Company’s operations.

Mr. Weinberg-As President of his law firm for 15 years, he actively supervised the business and financial management of the firm. He has served on the audit committee of several companies and has over 50 years of experience as a lawyer serving numerous public and private companies. In his law practice and as a private investor, he has had extensive experience in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

Ms. Wilson-As President and Chief Executive Officer of The Weather Channel, she supervised financial and accounting personnel in connection with their preparation of the company’s financial statements. She has also served as a member of the audit committee of two other publicly traded companies.

The Audit Committee held seven meetings during 2012.

Compensation Committee

The Compensation Committee is appointed by the Board to review and approve corporate goals relevant to compensation for executive officers; evaluate executive officer performance and, in light of that performance, approve annual and long-term compensation; administer incentive stock plans; and approve or recommend executive incentive compensation plans and equity-based plans in which executive officers and members of the Board participate. The Committee also discusses succession planning with the Chief Executive Officer and other executive officers and periodically reports its views to the full Board.

The Compensation Committee has full authority over compensation of the executive officers of the Company. The Committee’s authority is not delegated to any other person.

The Committee annually reviews and resets the compensation of the Company’s executive officers taking into account, among other factors, years of service; level of experience; individual areas of responsibility; the annual rate of inflation; the Company’s operating performance; and total compensation opportunities relative to compensation opportunities of other members of management of the Company and its subsidiaries. The Committee considers recommendations from senior management in the course of its review.

The Committee has authority to retain, appoint, compensate and oversee the work of compensation advisers and require the Company to provide reasonable compensation to such advisers as determined by the Committee. Neither the Committee nor the Board has retained compensation consultants to assist it in determining the amount or form of compensation for executive officers or directors. When applicable, the Committee will conduct independence assessments of compensation advisers who provide advice to the Committee in accordance with the independence factors established by the New York Stock Exchange, as then in effect.

The Committee also reviews and assesses the compensation paid to members of the Board of Directors and recommends to the Board of Directors any changes the Committee believes are appropriate.

The Compensation Committee held five meetings and acted once by unanimous written consent during 2012.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is appointed by the Board to identify individuals qualified to become Board members; assist the Board in reviewing the independence, skills and characteristics of Board members as well as the size and composition of the Board; recommend to the Board the director nominees for the next annual meeting of shareholders; recommend to the Board nominees for each committee of the Board; and oversee the governance of the Company, including recommending to the Board the Corporate Governance Guidelines for the Company.

While the Committee has not adopted minimum criteria, it considers several qualifications when considering candidates for the Board. The Committee seeks a mix of skills and experience on the part of Board members that will maximize the Board’s effectiveness. Among attributes the Committee takes into account are: integrity; leadership and policy making experience; business and financial expertise; government or community service; diversity of experience and of background; and the ability to act in the best interests of all shareholders. None of the attributes is given any particular weight in selecting a candidate. The Committee does not have a policy with respect to director diversity, but considers diversity, in its broadest sense, in selecting candidates who have a mix of experiences and backgrounds that will enhance the quality of the Board’s interactions and decisions. The Committee also seeks to have candidates with a diversity of backgrounds and experience that complement the backgrounds and experience of others on the Board. The Committee conducts an annual self-evaluation and has determined in connection with past self-evaluations that both its processes and the performance of its functions were appropriate.

Candidates should be committed to representing the long-term interests of all of the shareholders and should not have any interests which conflict with service with the Company. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

The Committee will consider candidates recommended by shareholders for consideration as directors on the same basis it evaluates other candidates. Any shareholder wishing to recommend a nominee for consideration should write to the Chairman of the Nominating/Corporate Governance Committee in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060.

The Nominating/Corporate Governance Committee held four meetings during 2012.

Code of Conduct

The Board of Directors has adopted a Code of Conduct which is applicable to all directors and associates, including executive officers. The Company has posted the Code of Conduct on its website, www.markelcorp.com. The Company intends to disclose any amendments to the Code of Conduct, as well as any waivers for directors or executive officers, by posting such information on its website.

Review of Transactions with Related Persons

Under the Company’s Code of Conduct, any potential conflict of interest that involves a director or executive officer must be approved by the Board of Directors or a designated committee. At this time, all such transactions are reviewed by the Board. In connection with the Board’s review, the Board is advised of the material facts relating to the transaction and makes a determination whether it is in the best interests of the Company to engage in the transaction.

Certain Transactions

Mr. Kirshner’s spouse, son-in-law and sister-in-law are each employed by a Company subsidiary as Executive Producer, Managing Director and Underwriting Manager, respectively. In 2012, total compensation to Mr. Kirshner’s spouse was less than $120,000. Total compensation paid to Mr. Kirshner’s son-in-law and sister-in-law in 2011 was approximately $328,000 and $122,000, respectively.

Mr. Gayner’s spouse is employed by a Company subsidiary as Chief Operating Officer. In 2012, total compensation to Mr. Gayner’s spouse was approximately $180,000.

Mr. Martin’s son is employed by a Company subsidiary as a Managing Director. Total compensation paid to Mr. Martin’s son in 2012 was approximately $290,000.

COMMITTEE REPORTS

Report of the Audit Committee

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and KPMG LLP. The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board; has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence; and has discussed KPMG’s independence with KPMG. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by KPMG is compatible with maintaining independence and has discussed with KPMG its independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Audit Committee performs the oversight role assigned to it by the Board of Directors in its charter. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board and for attesting to the effectiveness of the Company’s internal controls. The members of the Audit Committee are not accountants or auditors and rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States).

Members of the Audit Committee

Stewart M. Kasen, Chairman, J. Alfred Broaddus, Jr., Lemuel E. Lewis, Darrell D. Martin, Jay M. Weinberg and Debora J. Wilson

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing in this Proxy Statement. Based upon this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Members of the Compensation Committee

Douglas C. Eby, Chairman, J. Alfred Broaddus, Jr., Lemuel E. Lewis, Jay M. Weinberg and Debora J. Wilson

COMPENSATION DISCUSSION AND ANALYSIS

The Company focuses on a business model under which the combination of underwriting profits and investment returns (including earnings from non-insurance operations) builds shareholder value over the long term. This focus is reflected in the Company’s compensation philosophy and programs. The Company’s objective is for associates, including the Company’s executive officers, to earn reasonable base salaries and benefits, but have the opportunity to earn significant performance incentives based on underwriting profitability or growth in book value per share, which takes into account both the profits earned from underwriting operations and the earnings on the Company’s investments. An additional feature is a strong emphasis on equity ownership, with the expectation that it will result in associates thinking and managing the Company’s business like owners.

The following discussion examines each of the key elements of compensation, how they are determined, and how they fit within the overall compensation structure.

Base Salary and Benefits

In general, base salary levels for executive officers are set by the Compensation Committee of the Board of Directors at the minimum levels believed to be sufficient to attract and retain qualified executives when considered with other components of the Company’s compensation structure. The Compensation Committee has not retained a compensation consultant to assist it in determining appropriate compensation levels and has not engaged in any formal benchmarking processes. The Committee has instead relied on the general knowledge, experience and good judgment of its members, both with regard to competitive compensation levels and the relative success that has been achieved by the Company, as well as information available to the members of the Committee from sources both within and outside the Company. In addition, the Committee takes into account: years of service; level of experience; individual areas of responsibility; the annual rate of inflation; the Company’s operating performance; and total compensation opportunities relative to compensation opportunities of other members of management of the Company and its subsidiaries. Because of the significant incentive opportunities available to managers of the Company’s subsidiaries based on underwriting performance, the Committee also evaluates total compensation to executive officers to ensure overall fairness.

The Company’s executive officers are led by the Office of the Chairman, with Alan I. Kirshner as Chairman and Chief Executive Officer, and Anthony F. Markel and Steven A. Markel as Vice Chairmen. Reporting to them is a three-member Office of the President. Thomas S. Gayner is President and Chief Investment Officer, while F. Michael Crowley and Richard R. Whitt, III are each President and Co-Chief Operating Officer. Other executive officers are: Anne G. Waleski, Chief Financial Officer; Gerard Albanese, Jr., Chief Underwriting Officer; Bradley J. Kiscaden, Chief Actuarial Officer; and Britton L. Glisson, Chief Administrative Officer.

During 2012, management recommended and the Compensation Committee concurred that salary adjustments be made to certain executive officers. Among the named executive officers, Mr. Kirshner’s salary was increased from $650,000 to $700,000; Mr. Gayner and Mr. Whitt’s respective salaries were increased from $550,000 to $625,000; and Ms. Waleski’s salary was increased from $325,000 to $375,000 in two steps. These increases were made to recognize individual performance and increased responsibilities during 2012, and took into account that no salary increases had been made for any of the named executive officers except Ms. Waleski during 2011 and that Mr. Crowley had more significant bonus opportunities in recent years than Mr. Whitt and Mr. Gayner.

The Company offers a competitive package of employee welfare benefits, in which executive officers participate on the same basis as other salaried associates. The Company’s Retirement Savings Plan is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the “Code”). Each of the executive officers participated in the plan in 2012 and received the maximum Company contribution under the plan ($22,500) for the year. There is no supplemental benefit plan for executive officers with respect to the Retirement Savings Plan or any employee welfare plan.

The Company also offers the Stock Purchase Plan to encourage stock ownership by our associates. If an associate (including an executive officer) purchases shares at fair market value under the Stock Purchase Plan, the Company pays an annual stock bonus of ten percent of the associate’s net increase in shares under the Stock Purchase Plan for the year.

Until December 31, 2004, the Company provided deferred compensation benefits to Steven A. Markel in accordance with the terms of his employment contract, which had been in effect, with some modifications, since 1986. Following the passage of Section 409A of the Code, these arrangements were frozen, and a corresponding increase was made to his base salary. No new contributions have been made since that date, although the outstanding balance accrues interest at an annual rate of 8%. The deferred compensation benefits payable under these arrangements are unfunded. Mr. Markel elected to begin receiving distributions of the deferred compensation during 2009 for personal tax and estate planning reasons. These distributions continued in 2012. It is anticipated that the distributions will be suspended during 2013 to avoid non-deductibility of a portion of Mr. Markel’s compensation under Section 162(m) of the Code. It is also anticipated that distributions will resume in 2014, and all deferred compensation due Mr. Markel should be paid by the end of that year.

Incentive Compensation

The Company’s incentive compensation program for executive officers generally consists of two elements—cash incentive compensation paid under the Executive Bonus Plan and Restricted Stock Units issued under the Omnibus Incentive Plan or the 2012 Equity Incentive Compensation Plan. All named executive officers participate in the Executive Bonus Plan. All named executive officers other than Steven A. Markel were also eligible to receive Restricted Stock Units for 2012. Steven A. Markel and Anthony F. Markel (and, until 2012, Mr. Kirshner) have not participated in either the Omnibus Incentive Plan or the 2012 Equity Incentive Compensation Plan at their request because of both the substantial ownership of Common Stock they already have and their belief that the benefits of Restricted Stock Unit awards to the Company and to the individuals involved were more significant in the case of other members of management. The lack of participation by these executive officers in these plans has not been reflected in higher bonus opportunities under the Executive Bonus Plan. In 2012, the Compensation Committee decided that Mr. Kirshner should become eligible to receive Restricted Stock Units so that his overall compensation would be more competitive with that of other chief executive officers.

Awards to executive officers under the Executive Bonus Plan, the Omnibus Plan and the 2012 Equity Incentive Compensation Plan have generally been subject to the achievement of pre-established performance goals. The principal performance measure used in the plans for 2012 was the same—growth in book value per share. In the case of all named executive officers except Mr. Crowley, that performance measure was the five-year average of compound growth in book value per share. For Mr. Crowley, targets were set based on a four-year average of compound growth in book value per share, as he had joined the Company in 2009. Since the measurement period for his performance target was limited in duration, payouts for him were capped at 125% of base salary under each plan.

Growth in book value per share over a period of several years has been used as the primary performance goal under the plans based on a belief that consistent increases in book value will enhance the value of the Company and will, over time, benefit shareholders through higher stock prices. The five-year measurement period provides balance between line of sight for actions currently being taken and a long-term perspective in managing the Company’s operations. In addition, using a longer-term measurement period does not encourage the taking of excessive or unnecessary risks in order to earn incentive compensation.

Growth in book value targets are similar to prior years, except that if compound annual growth in book value falls within the 6-10% range, there is a potential payout equal to 40% of base salary. If performance falls within that range, the Committee is expected to use discretion to determine whether the awards should be reduced.

Book value calculations may be modified by the Compensation Committee to reflect transactions not in the ordinary course which may affect book value including, but not limited to, share issuances or conversions, share repurchases, dividends or other distributions affecting book value. The principal adjustment that has been made is to eliminate the effect of share repurchases by the Company on the book value calculation.

As illustrated in the discussion below and in the tabular and other information under “Executive Compensation,” all executive officers have the potential to receive a majority of their total compensation in the form of incentive compensation. Moreover, if the Company achieves excellent performance over a multi-year period, a substantial majority (up to 80% for some officers) of their total compensation would be in the form of incentive compensation. While the Company believes it is important to provide incentive compensation at these levels, it believes it is also important to require sustained performance to achieve maximum payouts.

Executive Bonus Plan

The Executive Bonus Plan was approved by shareholders in 2005, and performance criteria under the plan were reapproved in 2010. The plan is administered by the Compensation Committee. The Compensation Committee has the power and complete discretion to select eligible employees to receive awards and to determine the type of award and its terms and conditions. Executive officers of the Company who the Compensation Committee determines have contributed or who can be expected to contribute significantly to the Company are eligible to receive awards under the plan.

The plan is designed so that payments generally will not be subject to the $1,000,000 deduction limit under Section 162(m) of the Code. Awards are subject to the achievement of pre-established performance goals and are administered to comply with the requirements of Section 162(m).

As discussed above, performance goals for 2012 primarily related to growth in book value. The Compensation Committee sets the amounts payable under each performance award. For each of the named executive officers, the scale for bonus awards currently used is set forth under “Non-Equity Incentive Plan Awards” on page 25. The executive receives the appropriate payment at the end of the performance period if the performance goals and other terms and conditions of the award are met. Awards are payable in cash. Under the terms of the plan, the aggregate maximum cash amount payable under the plan to any employee in any year cannot exceed the lesser of 250% of base salary or $2,500,000. Any performance award must be made before the 90th day of the period for which the performance award relates and before the completion of 25% of the period.

In addition, while the Executive Bonus Plan caps incentive compensation paid to any individual at the lesser of 250% of base salary or $2,500,000, the Compensation Committee reserves the right to approve supplementary bonuses above those levels in the case of compound growth in book value per share exceeding 20% or other special circumstances.

Omnibus Incentive Plan

The Compensation Committee approved performance-based Restricted Stock Unit awards in March 2012 for Messrs. Crowley, Gayner and Whitt and Ms. Waleski, as well as other members of management of the Company and its subsidiaries, under the Company’s Omnibus Incentive Plan. The Compensation Committee approved a performance-based Restricted Stock Unit award in August 2012 for Mr. Kirshner under the Company’s 2012 Equity Incentive Compensation Plan. Under the awards, Restricted Stock Units, expressed in dollars as a percentage of base salary, could be granted based on growth in book value per share. Each Restricted Stock Unit represents the right to receive one share of Common Stock. The table on page 26 under “Stock Awards” shows the potential value of Restricted Stock Unit grants under the awards, expressed as a percentage of base salary. Awards of Restricted Stock Units are generally administered as performance grants, designed so that payments will not be subject to the $1,000,000 deduction limit under Section 162(m) (although due to the timing of the award to Mr. Kirshner in 2012, it might be subject to the limit if he remains an executive officer at the time of vesting). After a Restricted Stock Unit is granted, the Restricted Stock Unit is subject to a vesting schedule, usually cliff vesting on a five-year schedule.

Messrs. Kirshner, Crowley, Gayner and Whitt and Ms. Waleski have the potential to earn equal amounts of incentive compensation in the form of cash and Restricted Stock Units. Paying a substantial portion of incentive compensation in Restricted Stock Units has the advantage of both increasing the executive officers’ equity ownership in the Company (which is aligned with the Company’s emphasis on equity ownership by associates) and furnishing a retention incentive (i.e., the executive officer must remain employed by the Company in order to be assured of vesting in the stock).

2012 Equity Incentive Compensation Plan

At the Company’s 2012 Annual Meeting, the shareholders approved the Company’s 2012 Equity Incentive Compensation Plan to replace the Omnibus Incentive Plan. Any equity-based awards granted after April 1, 2012 will be granted under the 2012 Equity Incentive Plan, and no further awards will be granted under the Omnibus Incentive Plan, although existing awards under the Omnibus Incentive Plan will continue in effect in accordance with their terms. The 2012 Equity Incentive Plan does not allow for stock options.

Payouts for 2012 Performance

The five-year average of the compound growth in book value per share from January 1, 2008 through December 31, 2012, taking into account adjustments for stock repurchases and other equity account transactions, was 9%; the four-year average from January 1, 2009 through December 31, 2012 was 16%. Under the terms of the awards, this resulted in payouts in 2013 for 2012 performance under the Executive Bonus Plan for Messrs. Kirshner, Steven A. Markel, Gayner and Whitt and Ms. Waleski of 40% of base salary, and 100% of base salary for Mr. Crowley. Corresponding payouts were also made under the performance-based Restricted Stock Unit awards.

After considering overall performance for 2012, and taking into account competitive considerations, equity of compensation between executive officers and other members of the Company’s management, and the incentive opportunities that had been available to executive officers since 2008, the Committee decided to approve discretionary incentive payouts for 2012 for executive officers who were subject to the five-year performance period. This resulted in aggregate cash incentive payments to Messrs. Kirshner, Steven A. Markel, Gayner and Whitt and Ms. Waleski of 100% of base salary and aggregate awards of Restricted Stock Units to Messrs. Kirshner, Gayner and Whitt and Ms. Waleski of 100% of base salary. Mr. Crowley received 100% of base salary both in cash and Restricted Stock Units based on performance against target for the four-year period ending December 31, 2012. Among the performance factors taken into account by the Committee in deciding to make the discretionary awards were the Company’s underwriting combined ratio for 2012; the fact that key operating performance measures exceeded budget and prior year by substantial margins; investment performance versus general market conditions; accomplishment of numerous qualitative goals relating to acquisitions, expense management and information technology; consistent growth in book value per share over the past four years; and reaching $500 million of comprehensive income to shareholders for 2012.

Retention Awards

For retention purposes, grants of Restricted Stock Units have been made in addition to the annual awards made under the Omnibus Incentive Plan in some years, but no retention grants were made to any named executive officer in 2012. In May 2010, the Compensation Committee approved grants of Restricted Stock Units to a number of key executives, including Messrs. Crowley, Gayner and Whitt (who received 2,780 Restricted Stock Units each) to assist the Company in retaining their services. 20% of the units vested after one year, and the balance will vest after five years, assuming continued employment with the Company in each case, with pro rata vesting in case of death, disability or retirement. Shares were issued in respect of the initial 20% of the units after vesting. The remaining shares will be issued only following termination of employment, except that issuance may occur earlier if designated share price targets are attained. Violation of non-competition agreements contained in the award agreement may result in cancellation of the award, even after vesting. In May 2011, Ms. Waleski received a grant of 1,250 Restricted Stock Units, 50% of which vest in May 2015 and the remainder of which vest in May 2016, assuming continued employment.

Stock Ownership Guidelines

The Company places a strong emphasis on equity ownership by executive officers and other members of senior management. The Board of Directors has adopted stock ownership guidelines that require executive officers to acquire and maintain ownership of Common Stock with a value at least equal to five times base salary and other members of senior management to acquire and maintain ownership of Common Stock with a value at least equal to two or three times base salary, depending on position. Restricted Stock Units subject to vesting requirements are counted as owned shares for purposes of the guidelines. Newly hired or newly promoted executives are expected to reach these minimum levels of ownership within five years. Shares as to which the economic risks of ownership are hedged are not considered “owned” for this purpose. All persons who were executive officers in 2012 currently meet or exceed these guidelines.

Perquisites

The Company provides limited perquisites to its executive officers. In 2012, each of the named executive officers received less than $10,000 in perquisites and personal benefits.

Employment Agreements

The Company has entered into employment agreements with each of its executive officers. The material terms of these agreements and the severance benefits payable under various scenarios are described under the heading “Potential Payments Upon Termination or Change in Control.”

Each of the employment agreements provides assurances to the Company with regard to the availability of the executive’s services, provides protection for the Company’s confidential information and trade secrets, and restricts the ability of the executive officers to compete with the Company during their employment and after its termination. In return, the executive officers are provided assurances with regard to salary, other compensation and benefits, as well as severance benefits if their employment is terminated by the Company other than for “cause.” For this purpose, “cause” includes neglect of duties; willful misconduct; conduct that may result in material injury to the reputation of the Company; active disloyalty; inability to maintain or obtain required regulatory approvals; or breach of obligations relating to confidential information, trade secrets or restrictions on competing with the Company.

In addition, Messrs. Crowley, Gayner and Whitt and Ms. Waleski are provided additional assurances following a Change in Control. In such a situation, they would receive enhanced severance benefits, but only if their employment were terminated without cause or if they chose to terminate their employment for “Good Reason.” See “Potential Payments Upon Termination or Change in Control” for a description of the benefits payable and for definitions of these terms. This additional “double trigger” protection has been provided to Messrs. Crowley, Gayner and Whitt and Ms. Waleski because they are considered more vulnerable in a Change in Control context due to their positions with the Company, their relative levels of equity ownership and the stage of their careers. The employment agreements for Mr. Kirshner and Steven A. Markel do not include additional Change in Control protections because they are not perceived to be necessary in their cases.

None of the employment agreements with the Company’s executive officers include provisions for tax gross-ups, in respect of the “parachute payment” tax imposed by Section 280G of the Code or otherwise.

Tax and Accounting Treatment

Section 162(m) of the Code imposes a $1,000,000 limit on the amount of U. S. compensation that will be deductible for U. S. tax purposes by the Company with respect to each of the Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Financial Officer). Performance-based compensation (such as annual Restricted Stock Unit awards and cash incentive payments under the

Executive Bonus Plan described above) that meets certain requirements will not be subject to the deduction limit. The Compensation Committee retains discretion to make bonus payments outside of the Executive Bonus Plan or to award grants under the Omnibus Incentive Plan that will count against the $1,000,000 limit. The Committee did so in the case of the retention awards made in May 2010 and May 2011 (although it is not currently expected that either will result in significant amounts of non-deductible compensation) and the discretionary incentive payments awarded for 2012, and may elect to do so in other circumstances. The Compensation Committee will continue to monitor the impact of the Section 162(m) limit and will attempt to minimize the loss of tax deductions in future years as long as doing so is consistent with its objectives for management compensation.

Compensation expense with respect to Restricted Stock Units under the Omnibus Incentive Plan is fixed for accounting purposes based on the fair value of the award at the grant date, i.e., the date on which the Compensation Committee determines the number of Restricted Stock Units to be awarded. The compensation expense is recognized over the period ending when the awards vest.

Clawback Policy

In February 2013, the Board approved the adoption of the Markel Clawback Policy. If financial results filed with the Securities and Exchange Commission are restated due to material non-compliance resulting from fraud or intentional misconduct, the Board of Directors or an independent Board committee will review performance-based compensation paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement. To the extent permitted by applicable law, the Board of Directors or an independent Board committee will seek, as it deems appropriate, the recovery on behalf of the Company of any performance-based compensation paid to executive officers whose conduct directly caused the need for restatement. The foregoing will be in addition to seeking any amounts the chief executive officer and chief financial officer may be required to repay under applicable laws.

This Clawback Policy will be reviewed once final rules regarding clawback requirements are released under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and will be amended in order to comply with such requirements and any other “clawback” provisions required by law or the listing standards of the NYSE.

Say on Pay Votes

At the 2011 Annual Meeting of Shareholders, more than 97 percent of the votes cast approved the Company’s executive compensation program. The Compensation Committee considered this strong level of support in continuing the current executive compensation program without any material changes.

A majority of the votes cast at the 2011 Annual Meeting of Shareholders favored holding a non-binding shareholder advisory vote on the compensation of executives as required by Section 14A(a)(2) of the Securities Exchange Act of 1934 once every three years, and the Board of Directors has determined that the Company will hold such votes at that interval. The next scheduled “say on pay” vote will therefore be held at the 2014 Annual Meeting.

EXECUTIVE COMPENSATION

The following table provides compensation information for the Company’s principal executive officer, principal financial officer and other named executive officers for services in their capacities as such during 2012 and preceding years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Alan I. Kirshner	2012	$666,667	$420,000	$700,000	$280,000	-0-	$22,500	$2,089,167
Chairman and Chief Executive Officer	2011	$650,000	-0-	-0-	-0-	-0-	$22,050	$672,050
	2010	$650,000	-0-	-0-	$520,000	$6,398	$42,301	$1,218,699

Steven A. Markel	2012	$600,000	$360,000	-0-	$240,000	$14,608	$22,980	$1,237,588
Vice Chairman	2011	$600,000	-0-	-0-	-0-	$19,741	$22,050	$641,791
	2010	$600,000	-0-	-0-	$480,000	$24,854	$63,720	$1,168,574

F. Michael Crowley	2012	$550,000	-0-	$550,000	$550,000	-0-	$34,473	$1,684,473
President and Co-Chief Operating Officer	2011	$550,000	-0-	$687,500	$687,459	-0-	$34,339	$1,959,298
	2010	$543,750	-0-	$1,687,291	$687,500	-0-	$44,685	$2,963,226

Thomas S. Gayner	2012	$575,000	$375,000	$625,000	$250,000	-0-	$22,980	$1,847,980
President and Chief Investment Officer	2011	$550,000	-0-	-0-	-0-	-0-	$23,461	$573,461
	2010	$539,583	-0-	$1,439,869	$440,000	-0-	$27,414	$2,446,866

Richard R. Whitt, III	2012	$575,000	$375,000	$625,000	$250,000	-0-	$23,100	$1,848,100
President and Co-Chief Operating Officer	2011	$550,000	-0-	-0-	-0-	-0-	$22,590	$572,590
	2010	$518,750	-0-	$1,439,869	$440,000	-0-	$25,420	$2,424,039

Anne G. Waleski	2012	$361,667	$225,000	$375,000	$150,000	-0-	$24,695	$1,136,362
Chief Financial Officer	2011	$310,000	-0-	$507,600	$81,250	-0-	$24,813	$923,663
	2010	$253,333	-0-	$115,902	$261,000	-0-	$24,709	$654,944

In accordance with applicable rules of the Securities and Exchange Commission, the Summary Compensation Table omits information regarding group life, health, hospitalization and medical reimbursement plans that do not discriminate in scope, terms or operation in favor of executive officers or directors and that are available generally to all salaried employees.

Amounts shown under “Bonus” represent discretionary cash incentive compensation paid to the named individuals for 2012.

Amounts shown under “Stock Awards” fall into one of four categories. The amounts represent the fair value of the awards determined at the time of grant and recognized by the Company for financial reporting purposes under FASB ASC Topic 718, Compensation-Stock Compensation.:

•	Restricted Stock Units awarded based on the achievement of performance goals.

•	Additional Restricted Stock Units awarded in 2013 for 2012 performance on the same terms as those awarded for achievement of performance goals.

•	Ms. Waleski received a grant of 1,250 Restricted Stock Units in May 2011, 50% of which will vest in May 2015 and the remainder of which will vest in May 2016, subject to continued employment.

•

Messrs. Crowley, Gayner and Whitt each received a retention award in May 2010 to assist the Company in retaining their services. The awards consisted of 2,780 Restricted Stock Units, with a grant date fair value of $999,688. 20% of the units vest after one year, and the balance after five years, assuming continued employment with the Company in each case, with pro rata vesting in case of death, disability or retirement. Shares were issued in respect of the initial 20% of the units after vesting. The remaining shares will be issued only following termination of employment, except that issuance may occur earlier if designated share price targets are attained. Violation of non-competition agreements contained in the award agreement may result in cancellation of the award, even after vesting.

Non-Equity Incentive Plan Compensation consists of amounts paid under the Company’s Executive Bonus Plan. See “Grants of Plan-Based Awards—Non-Equity Incentive Plan Awards” for a discussion of these payments and to compare amounts actually paid out as reflected in the Summary Compensation Table with potential payouts at various performance levels.

Nonqualified Deferred Compensation Earnings for Mr. Kirshner and Steven A. Markel represent the difference between 8%, the rate at which amounts of deferred compensation previously set aside accrue interest, and 5.72%, which is 120% of the applicable federal long-term rate at the time the obligation was incurred. The balance owed to Mr. Kirshner under his deferred compensation arrangement was fully paid in 2010.

All Other Compensation for 2012 includes the following:

•	The Company’s contributions under the Company’s Retirement Savings (401(k)) Plan in the amount of $22,500 for each person named in the Summary Compensation Table.

•	Mr. Crowley received bonus shares under the Stock Purchase Plan having a value of $11,279.

Each of the named executive officers received less than $10,000 in perquisites and personal benefits in 2012.

GRANTS OF PLAN-BASED AWARDS

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards*				Estimated Possible Payouts Under Equity Incentive Plan Awards**			All Other Stock Awards: Number of Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Alan I. Kirshner	3/26/2012 8/23/2012 2/19/2013	$280,000	$700,000	$1,750,000	$280,000	$700,000	$1,400,000	1,417		$700,000
Steven A. Markel	3/26/2012	$300,000	$600,000	$1,500,000
F. Michael Crowley	3/26/2012 2/21/2012 2/19/2013	$275,000	$550,000	$687,500	$275,000	$550,000	$687,500	1,684 1,118	$ $	687,459 550,000
Thomas S. Gayner	3/26/2012 2/19/2013	$250,000	$625,000	$1,562,500	$250,000	$625,000	$1,250,000	1,267		$625,000
Richard R. Whitt, III	3/26/2012 2/19/2013	$250,000	$625,000	$1,562,500	$250,000	$625,000	$1,250,000	1,267		$625,000
Anne G. Waleski	3/26/2012 2/19/2013	$150,000	$375,000	$937,500	$150,000	$375,000	$750,000	760		$375,000

*	Payments in excess of 200% of base salary are at the discretion of the Compensation Committee. The Executive Bonus Plan caps awards at 250% of base salary, which is the amount shown under the “Maximum” column, except for Mr. Crowley whose award was capped at a lower level. The Compensation Committee reserves the right to approve supplementary bonuses above these levels in the case of compound growth in book value per share exceeding 20% or in other special circumstances.
**	When targets are set for performance-based awards, potential awards are expressed as a percentage of salary (with the reference amount being base salary at year end). The number of units awarded is determined by dividing the dollar amount by the fair market value of Common Stock on the date that the Compensation Committee certifies that the performance goals have been met. Awards in excess of 200% of base salary may be made at the discretion of the Compensation Committee.

This table shows all grants of awards under the Company’s incentive plans made during 2012. The “Grant Date Fair Value of Stock Awards” column shows the fair value of awards actually made in or for 2012 for financial reporting purposes. The remaining columns represent compensation that was potentially payable for 2012.

Amounts shown in the “Non-Equity Incentive Plan Awards” and “Equity Incentive Plan Awards” columns for all executive officers reflect potential payouts for 2012 to each executive officer at threshold, target and maximum performance levels. To compare these potential payouts with amounts actually paid, see the discussion below under “Non-Equity Incentive Plan Awards” and “Stock Awards.”

The awards shown for the named individuals dated 2/19/2013 under “All Other Stock Awards” represent the actual payout made in 2013 for 2012 performance.

Non-Equity Incentive Plan Awards

For 2012, all named executive officers were eligible to receive awards under the Company’s Executive Bonus Plan, expressed as a percentage of year-end base salary. In the case of all named executive officers except Mr. Crowley, awards were based on the five-year average of the compound growth in book value per share of Common Stock as reflected in the schedule below. The five-year average of the compound growth in book value for the period ending December 31, 2012 was 9%, yielding an incentive payout of 40% of target. Mr. Crowley was eligible for an award based on growth in book value for 2009 through 2012, with the maximum amount payable being equal to 125% of salary and otherwise consistent with the schedule below. The four-year average of the compound growth in book value for the period ending December 31, 2012 was 16%, yielding a bonus for Mr. Crowley of 100% of base salary.

Average Compound Growth In Book Value Per Share	Bonus as % of Base Salary under the Plan

Under 6%	0%
6-10%	40%*
11%	50%
12%	60%
13%	70%
14%	80%
15%	90%
16%	100%
17%	125%
18%	150%
19%	175%
20%	200%
21% and above	**

*	In the case of performance in this range, the Compensation Committee is expected to use discretion to determine whether the award should be reduced.
**	Amounts in excess of 200% of base salary may be paid at this performance level in the discretion of the Compensation Committee.

In addition to the cash awards paid in accordance with the terms of the Executive Bonus Plan, the Compensation Committee approved the payment of discretionary cash bonuses for 2012 to all named executive officers other than Mr. Crowley in an amount equal to 60% of base salary.

Stock Awards

For 2012, the Compensation Committee also approved performance-based Restricted Stock Unit awards for Messrs. Kirshner, Crowley, Gayner and Whitt and Ms. Waleski under the Omnibus Incentive Plan or the 2012 Equity Incentive Plan. Each unit represents the right to receive one share of Common Stock. The schedule below shows potential Restricted Stock Unit grants under the awards for Messrs. Kirshner, Crowley, Gayner and Whitt and Ms. Waleski, expressed as a percentage of year-end base salary. Potential awards to Messrs. Kirshner, Gayner and Whitt and Ms. Waleski were based on growth in book value per share of Common Stock averaged for the period from January 1, 2008 to December 31, 2012; Mr. Crowley was eligible for an award based on growth in book value for 2009 through 2012, with the maximum amount payable being equal to 125% of salary and otherwise consistent with the schedule below. See “Outstanding Equity Awards at Fiscal Year-End” for additional information on vesting. The five-year average compound growth in book value was 9%, and the four-year average compound growth in book value was 16%.

Average Compound Growth In Book Value Per Share	Restricted Stock Units as % of Base Salary under the Plan

Under 11%	0%
6-10%*	40%*
11%	50%
12%	60%
13%	70%
14%	80%
15%	90%
16%	100%
17%	125%
18%	150%
19%	175%
20%	200%
21% and above	**

*	In the case of performance in this range, the Compensation Committee is expected to use discretion to determine whether the award should be reduced.
**	Additional units, in excess of 200% of base salary, may be awarded at these performance levels in the discretion of the Compensation Committee.

In addition to the Restricted Stock Units awarded in accordance with the terms of the plans, the Compensation Committee approved the discretionary awards for 2012 to Messrs. Kirshner, Gayner and Whitt and Ms. Waleski in an amount equal to 60% of base salary.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
F. Michael Crowley	5,581	$2,418,917
Thomas S. Gayner	3,295	$1,428,119
Richard R. Whitt, III	3,295	$1,428,119
Anne G. Waleski	1,532	$664,000

The stock awards reflected in the table are Restricted Stock Units under the Company’s Omnibus Incentive Plan. For each of Messrs. Crowley, Gayner and Whitt, 2,224 units relate to retention awards made in May 2010. 20% of the units vested after one year, and the balance after five years, assuming continued employment with the Company in each case, with pro rata vesting in case of death, disability or retirement. Shares were issued in respect of the initial 20% of the units after vesting. The remaining shares will be issued only following termination of employment, except that issuance may occur earlier if designated share price targets are attained. Violation of non-competition agreements contained in the award agreement may result in cancellation of the award, even after vesting.

The remaining stock awards for Messrs. Crowley, Gayner and Whitt are Restricted Stock Units awarded for performance in 2010 and 2011. The units awarded for performance in 2010 will vest in December 2015 (1,673 units for Mr. Crowley, 1,071 units for Mr. Gayner and 1,071 units for Mr. Whitt). The units awarded for performance in 2011 will vest in December 2016 (1,684 units for Mr. Crowley). These Restricted Stock Units provide for “cliff” vesting (i.e., all at once, not ratably) five years after the end of the year for which the award is made. Early vesting, in whole or in part, may occur upon death, disability, retirement, following a change in control and job loss or if the Compensation Committee determines the executive had an approved termination of employment. Even upon early vesting, the shares will generally not be issued until the end of the applicable period. The awards and shares received under them may be subject to forfeiture and/or partial recapture if: (i) the executive is terminated for cause; (ii) the executive becomes associated with a business that competes with the Company; or (iii) the Committee determines the executive has engaged in conduct detrimental to the interests of the Company.

Ms. Waleski was granted 1,250 Restricted Stock Units in May 2011, 50% of which will vest in May 2015 and the remainder of which will vest in May 2016, subject to continued employment. Ms. Waleski also received 282 Restricted Stock Units for 2010 performance that will vest in December 2015.

Holders of Restricted Stock Units are not entitled to receive any dividends before vesting and issuance of the shares underlying the units.

Values are based on the closing price of shares of Common Stock on December 31, 2012 ($433.42 per share).

OPTION EXERCISES AND STOCK VESTED

No named executive officers have any outstanding stock options. Restricted Stock Units vested for Messrs. Gayner and Whitt during the last fiscal year as indicated in the table below. No other named executive officers had Restricted Stock Units vest during the last fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Thomas S. Gayner	-0-	*	-0-	*
Richard R. Whitt, III	1,364	**	$653,717

*	Restricted Stock Units vested for Mr. Gayner in December 2012. He has deferred receipt of the shares issuable in respect of the units. Had receipt not been deferred, he would have received 1,605 shares having a fair market value on the date of vesting of $769,220, subject to payment of applicable withholding taxes.
**	Reflects shares receivable before payment of applicable withholding taxes. After withholding, Mr. Whitt received 924 shares.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2012 ($)
Steven A. Markel	$0	$51,258	$303,369	$271,559
Thomas S. Gayner	$769,220	$0	$0	$2,756,551

The employment agreement between Steven A. Markel and the Company previously provided for Company contributions to deferred compensation accounts. In response to the adoption of Section 409A of the Code, which among other matters imposes excise taxes on certain types of deferred compensation, the agreement was amended as of January 1, 2005 to eliminate ongoing deferrals while “grandfathering” deferrals made before December 31, 2004. Amounts of deferred compensation previously set aside continue to accrue interest at the rate of 8% per annum compounded annually. The deferred compensation benefit is payable at a time elected by the executive or, failing an election, upon the executive’s death or termination of employment. Payments may be limited to the extent necessary to prevent the payments from becoming non-deductible to the Company under Section 162(m) of the Code. In 2009, Mr. Markel elected to begin receiving distributions of the deferred compensation. In 2012, Mr. Markel received the payments set forth under “Aggregate Withdrawals/Distributions in Last Fiscal Year.” The amounts in the “Aggregate Balance” column that represent Company contributions were reported as compensation in the Summary Compensation Table in previous years.

Mr. Gayner has deferred receipt of shares issuable in respect to Restricted Stock Units that vested in 2012 and prior years. The aggregate number of deferred shares at December 31, 2012 was 6,360, which are valued based on the closing price of shares of Common Stock on December 31, 2012 ($433.42 per share). The deferred shares will be distributed based on Mr. Gayner’s elections.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into employment agreements with Mr. Kirshner and Steven A. Markel which provide for the employment of those individuals as executive officers. Each agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 90 days notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated the executive’s employment without cause.

Each executive has agreed to preserve the confidentiality of the Company’s proprietary data and has also agreed not to compete with the Company for a period of 24 months following termination. Upon an executive’s death or disability, the Company will continue to pay base salary for twelve months. If the agreement is terminated by the Company for cause or voluntarily by the executive, the Company’s obligations under the agreement will terminate. If the agreement is terminated by the Company without cause, the Company will pay the executive his base salary and provide continuing benefits for 24 months from the date of termination (beginning six months after termination if certain provisions of Section 409A of the Code apply). In addition, subject to compliance with the covenants in his employment agreement regarding confidentiality and non-competition, at the end of the 24-month period, the executive will be entitled to receive a lump sum payment equal to twice the amount of bonus, if any, paid to him for the calendar year preceding the year in which termination occurs. The agreements also provide for annual salary reviews, bonuses by the Board of Directors, five weeks of annual vacation and participation in health, 401(k) and other benefit plans available to all U.S. employees.

The Company has entered into similar agreements with Messrs. Crowley, Gayner and Whitt and Ms. Waleski, with differences principally in the duration of the non-competition provision (which extends for twelve months) and in termination compensation.

These agreements provide for the payment of salary and benefits for twelve months if the executive’s employment is terminated without cause or, following a Change in Control, the executive voluntarily terminates employment for Good Reason. Following a Change in Control, in the case of either termination without cause or voluntary termination for Good Reason but subject to compliance with the covenants in the employment agreement regarding confidentiality and non-competition, the executive will also be entitled to receive a lump sum payment at the end of the 12-month period equal to the amount of bonus, if any, paid to the executive for the calendar year preceding the year in which termination occurs.

For these purposes “Good Reason” means a material decrease in the executive’s base salary; a material reduction in duties or responsibilities; a material breach of the agreement by the Company; or a change by more than 50 miles in the location from which the executive is expected to perform the executive’s duties.

“Change in Control” means generally the liquidation or dissolution of the Company; the acquisition of 20% or more of the Company’s outstanding shares; a business combination involving the Company; or a change in a majority of the incumbent Board of Directors of the Company, in each case unless the owners of 50% or more of the Company’s outstanding voting securities before the transaction remain the owners of 50% or more of the outstanding voting securities of the Company or other resulting entity following a transaction.

The estimated payments and benefits that would be provided upon termination under the various scenarios set forth above are quantified in the following table, assuming termination of employment took place on December 31, 2012. If the executive breached the covenants in the executive’s employment agreement regarding competition or confidential information, the Company would not be obligated to continue making payments.

Name	Death or Disability	Termination for Cause or Voluntary Termination by Executive	Termination without Cause		Termination for Good Reason After Change in Control*
Alan I. Kirshner Payments Benefits	$700,000 -0-	-0- -0-	$ $	1,400,000 17,220		N/A

Steven A. Markel Payments Benefits	$600,000 -0-	-0- -0-	$ $	1,200,000 17,220		N/A

F. Michael Crowley Payments Benefits	$550,000 -0-	-0- -0-	$ $	550,000 8,610	$ $	1,237,500 8,610

Thomas S. Gayner Payments Benefits	$625,000 -0-	-0- -0-	$ $	625,000 8,610	$ $	625,000 8,610

Richard R. Whitt, III Payments Benefits	$625,000 -0-	-0- -0-	$ $	625,000 8,610	$ $	625,000 8,610

Anne G. Waleski Payments Benefits	$375,000 -0-	-0- -0-	$ $	375,000 8,610	$ $	456,250 8,610

*	If Messrs. Crowley, Gayner and Whitt or Ms. Waleski were terminated without cause following a Change in Control, they would receive payments as described in this column.

As of December 31, 2012, Messrs. Crowley, Gayner and Whitt and Ms. Waleski had received Restricted Stock Unit awards under the Company’s Omnibus Incentive Plan that have not yet vested. If, within twelve months following a Change in Control, their employment were terminated involuntarily or they voluntarily terminated employment for Good Reason, all outstanding terms and conditions on the Restricted Stock Units would be deemed fully satisfied and vested. See “Outstanding Equity Awards at Fiscal Year-End” for a summary of outstanding Restricted Stock Units and their value at December 31, 2012.

In addition, under the circumstances described above, all outstanding Performance Grants under the Omnibus Incentive Plan or the 2012 Equity Incentive Compensation Plan would be deemed fully earned. At December 31, 2012, that would have resulted in the issuance of shares of Common Stock worth $1,400,000 to Mr. Kirshner; $1,250,000 each to Messrs. Gayner and Whitt; $687,500 to Mr. Crowley; and $750,000 to Ms. Waleski.

Equity Compensation Plan Information

The following table presents information as of December 31, 2012 with respect to compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (including Restricted Stock Units)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[a]
Equity Compensation Plans Approved by Shareholders	64,295	[b]	$0	242,833	[c]
Equity Compensation Plans Not Approved by Shareholders	5,678	[d]	$225.83	0

Total	69,973		$225.83	242,833

[a]

This column excludes shares to be issued in respect of outstanding Restricted Stock Units under the Omnibus Incentive Plan and 2012 Equity Incentive Compensation Plan or outstanding stock options under the Aspen Holdings, Inc. stock option plans (see notes b and d).

[b]

The Company has no outstanding options, warrants or rights under the Omnibus Incentive Plan or the 2012 Equity Incentive Compensation Plan. Amounts reported represent shares to be issued in respect of outstanding or vested Restricted Stock Units under the Omnibus Incentive Plan and the 2012 Equity Compensation Plan, including 7,447 shares which have vested but with respect to which receipt has been deferred. Since Restricted Stock Units do not have an exercise price, they are not taken into account in the computation of the weighted average exercise price.

[c]

Includes 195,944 shares of Common Stock eligible for issuance under the Omnibus Incentive Plan and 2012 Equity Incentive Compensation Plan and 46,889 shares available for issuance or purchase on the open market under the Stock Purchase Plan.

[d]

In connection with the acquisition of Aspen Holdings, Inc., outstanding options to purchase Aspen common stock were converted into options to purchase shares of the Company’s Common Stock. No additional options may be issued under the Aspen plans.

OTHER MATTERS

The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Any shareholder desiring to make a proposal to be acted upon at the 2014 Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than November 22, 2013 in order for the proposal to be included in the Company’s proxy materials. Any such proposal should meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Any shareholder wishing to bring a matter (other than the nomination of a director or a matter to be included in the Company’s proxy materials) before the 2014 Annual Meeting of Shareholders must give notice in writing to the Secretary of the Company, by registered or certified United States mail, delivered by February 12, 2014. The notice must set forth as to each matter to be brought before the meeting: (i) a brief description of the business to be brought before the meeting, including the complete text of any resolutions to be presented for a vote; (ii) the name and address of record of the shareholder making the proposal; (iii) the number of shares of Common Stock beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the business to be brought before the meeting. Any matter brought before the meeting of shareholders other than in compliance with these procedures may be ruled out of order by the chairman of the meeting.

Any shareholder wishing to nominate a director at the Annual Meeting must give notice in writing of the proposed nomination to the Secretary of the Company, by registered or certified United States mail, delivered not less than 60 days in advance of the meeting (except that, if public disclosure of the meeting is made less than 70 days before the meeting, the notice must be delivered within ten days following such public disclosure). The notice must set forth: (i) the name and address of record of the shareholder making the nomination and the name and address of the nominee(s); (ii) the number of shares of Common Stock beneficially owned by the shareholder; (iii) a description of all arrangements or understandings between or among the shareholder and each nominee and any other person or persons (naming such person or persons) in accordance with which the nomination is being made by the shareholder; (iv) information regarding each nominee equivalent to that required to be included in a proxy statement filed under the rules of the Securities and Exchange Commission if the nominee had been nominated by the Board of Directors; and (v) a consent of the nominee to serve as a director, if elected. Any nomination brought before the meeting other than in compliance with these procedures may be ruled out of order by the chairman of the meeting.

By Order of the Board of Directors

D. Michael Jones

Secretary

March 22, 2013

ANNUAL MEETING OF SHAREHOLDERS OF

MARKEL CORPORATION

May 13, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders are available at http://www.markelcorp.com/proxymaterials

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

00033333333333330000 0

051313

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

x

1. Election of Directors:

FOR

AGAINST

ABSTAIN

This proxy when properly executed will be voted as directed. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

J. Alfred Broaddus, Jr.

Douglas C. Eby

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Stewart M. Kasen

Alan I. Kirshner

Lemuel E. Lewis

Darrell D. Martin

Anthony F. Markel

Steven A. Markel

Jay M. Weinberg

Debora J. Wilson

K. Bruce Connell

Nomination is contingent on completion of the Alterra Merger

Michael O’Reilly

Nomination is contingent on completion of the Alterra Merger

2. To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

3. In their discretion, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MARKEL CORPORATION

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders to be Held May 13, 2013

The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 22, 2013, hereby appoints Alan I. Kirshner, Anthony F. Markel and Steven A. Markel (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of Markel Corporation held of record by the undersigned on March 7, 2013, at the Annual Meeting of Shareholders to be held on May 13, 2013, and any adjournment thereof.

(Please sign and date on the reverse side.)

14475

0

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 13, 2013.

MARKEL CORPORATION

Meeting Information

Meeting Type:

Annual Meeting

For holders as of:

March 7, 2013

Date: May 13, 2013

Time: 4:30 PM

Location: Richmond CenterStage

600 East Grace Street

Richmond, Virginia

You are receiving this communication because you hold shares in the company named above.

M53733-P34966

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:

www.proxyvote.com

2) BY TELEPHONE:

1-800-579-1639

3) BY E-MAIL*:

sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 29, 2013 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

M53734-P34966

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting Items

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:

1a. J. Alfred Broaddus, Jr.

1b. Douglas C. Eby

1c. Stewart M. Kasen

1d. Alan I. Kirshner

1e. Lemuel E. Lewis

1f. Darrell D. Martin

1g. Anthony F. Markel

1h. Steven A. Markel

1i. Jay M. Weinberg

1j. Debora J. Wilson

1k. K. Bruce Connell

Nomination is contingent on completion of the Alterra Merger

1l. Michael O’Reilly

Nomination is contingent on completion of the Alterra Merger

2. To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

NOTE: In their discretion, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

M53735-P34966

Voting Instructions

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